Exhibit 99.1

Welcome Dr. Andrew Moore to the Dropbox Board of Directors!

We’re excited to welcome Dr. Andrew Moore, former VP of Google Cloud and the former Dean of the Carnegie Mellon University School of Computer Science, to the Dropbox Board of Directors. As a leading expert in AI, machine learning, and robotics, Andrew brings a unique mix of deep academic experience, product knowledge, and engineering leadership to our Board.

Andrew’s technical expertise building AI-powered products will offer invaluable perspective as we invest in AI internally across our product portfolio, and externally through Dropbox Ventures. He’s dedicated his life to understanding how we can apply AI for good, and his passion for responsible AI development will help guide our team as we work to preserve customer trust while building new product capabilities.

Andrew is one of the most well-respected authorities on AI and machine-learning, and continues to be sought after for his expertise in both the public and private sector. He is the founder and CEO of Lovelace AI, a start-up currently in stealth mode focused on developing an AI platform and solutions to support situations where this technology can help keep people safe, such as in natural disasters. Earlier this year, he joined the U.S. Central Command as an advisor, and from 2019 to January 2023 was the VP of Google Cloud Artificial Intelligence & Industry Solutions. He holds a Ph.D. in Computer Science and a B.A. in Mathematics and Computer Science from the University of Cambridge. He’s written over 200 academic papers focused on AI and co-authored the book, “The Handbook of Biosurveillance.” In 2005, he was elected as a Fellow for the American Association for Artificial Intelligence.

As one of the brightest minds in the field, we’re thrilled for the opportunity to tap into Andrew’s knowledge. Please join us in welcoming Andrew to the Dropbox Board!